Exhibit 15.1

August 27, 2015

Aetna Inc.

Hartford, Connecticut

Re:	Registration Statement No. 333-206289

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 28, 2015 and August 4, 2015 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Hartford, Connecticut